EXHIBIT 4.48
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                              OFFICER'S CERTIFICATE

         I, Una M. Power, Treasurer of Nexen Inc. (the "ISSUER"), pursuant to authority granted to the undersigned by the Board of Directors of the Issuer (and the Pricing Committee thereof), hereby establish the terms of the Issuer's 7.35% Subordinated Notes due 2043 (the "NOTES"), and pursuant to Section 3.01 of the Indenture, dated as of November 4, 2003, between the Issuer and Deutsche Bank Trust Company Americas, as Trustee (the "TRUSTEE") (as supplemented hereby, the "INDENTURE") hereby certify as follows with respect to the Notes (unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Indenture):

         Section 1. The title of the Notes shall be "7.35% Subordinated Notes due 2043". The Notes constitute a series of Securities as defined in the Indenture. The Notes shall be issuable in fully registered form only in denominations of $25 or any integral multiple thereof.

         Section 2. The maximum aggregate principal amount of Notes that may be authenticated and delivered under this Series Supplement shall be $460,000,000, which amount includes the exercise of the over-allotment option (the "OVER-ALLOTMENT OPTION") as set forth in the Underwriting Agreement, dated as of October 28, 2003, by and among the Issuer and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representatives of the several underwriters named therein.

         Section 3.        The maturity date of the Notes is November 1, 2043.

         Section 4.        Global Form.

                  Section 4.1. The Notes will be issued in global form (a "GLOBAL NOTE") and shall represent such of the Notes as shall be specified therein and shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and the aggregate amount of Outstanding Notes represented thereby may from time to time be increased or decreased to reflect exchanges. Such Global Note shall bear a legend substantially to the effect set forth in the Form of Note attached hereto as Exhibit A. Any endorsement on a Global Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given in the Issuer Order to be delivered to the Trustee pursuant to Section 3.03 or 3.04 of the Indenture. Subject to the provisions of Section 3.03 of the Indenture and, if applicable, Section 3.04 of the Indenture, the Trustee shall deliver and redeliver any Global Note in the manner and upon instructions given by the Person or Persons specified therein or in the applicable Issuer Order. If an Issuer Order pursuant to Section 3.03 or
Section 3.04 of the Indenture has been, or simultaneously is, delivered, any instructions by the Issuer with respect to endorsement or delivery or redelivery of a Global Note shall be in writing but need not comply with Section 1.02 of the Indenture and need not be accompanied by an Opinion of Counsel.

         Notwithstanding the provisions of Sections 3.07 and 3.08 of the Indenture, payment of principal of and interest on any Global Note shall be made to the Holder or the Person or Persons specified from time to time by the Holder by prior notice in writing to the Issuer and the Trustee.

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         Notwithstanding the provisions of Section 3.08 of the Indenture and except as provided in the preceding paragraph, the Issuer, the Trustee and any agent of the Issuer and the Trustee shall, and shall be entitled to, treat the Holder of a Global Note as the Holder for all purposes.

                  Section 4.2.      Global Note.

                  (a) A Global Note may only be issued to DTC or a nominee of DTC and may be transferred, in whole but not in part, only to another nominee of DTC, or to a successor depository selected or approved by the Issuer or to a nominee of such successor depository.

                  (b) If at any time (i) DTC or a successor depository, as applicable, notifies the Issuer that it is unwilling or unable to continue as a depository for such Global Note or (ii) if at any time DTC or a successor depository, as applicable, shall no longer be a clearing agency registered or in good standing under the Exchange Act or other applicable statute or regulation, at which time DTC or a successor depository, as applicable, is required to be so registered under the Exchange Act or other applicable statute or regulation and in either clause (i) or (ii) above a successor depository is not appointed by the Issuer within 90 days or (iii) the Issuer, in its sole discretion, determines that such Global Note shall be exchangeable as described below, or
(iv) there shall have occurred and shall be continuing an Event of Default with respect to the Notes and the Trustee has received through DTC or such successor depository a request from an owner of beneficial interests in any Global Note to deliver the Notes in certificated non-book entry, definitive registered form without coupons, the Issuer will execute, and, subject to Article 3 of the Indenture, the Trustee, upon written notice from the Issuer, will authenticate and deliver the Notes in certificated non-book entry, definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. In addition, the Issuer may at any time determine that the Notes shall no longer be represented by a Global Note. In such event the Issuer will execute, and subject to Section 3.03 of the Indenture, the Trustee, upon receipt of an Officer's Certificate evidencing such determination by the Issuer, will authenticate and deliver the Notes in certificated non-book entry, definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note. Upon the exchange of the Global Note for such Notes in certificated non-book entry, definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Note, the Global Note shall be surrendered to and cancelled by the Trustee. Such Notes in certificated non-book entry, definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as DTC, or successor depository, as the case may be, pursuant to instructions from the direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to DTC for delivery to the Persons in whose names such Notes are so registered.

         Section 5.        Interest.

                  (a) The Notes will bear interest, payable in U.S. Dollars, at the rate of 7.35% of the principal amount thereof per annum, accruing from the date specified on the face of the Note until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue


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installment of interest at the interest rate stated above, compounded annually, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year commencing on February 1, 2004, to the Person in whose name such Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the preceding January 15, April 15, July 15 and October 15, respectively.

                  (b) In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest otherwise due on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Interest payments will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or, from and including the date of issuance of the Notes, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or Maturity Date, as the case may be.

         Section 6.        Common Shares Payment Election.

                  (a) The Issuer may make a Common Shares Payment Election on the Notes with respect to its obligation to pay the Redemption Price or Maturity Amount on such Notes. In connection with the Common Shares Payment Election, the Trustee shall: (i) accept delivery of Common Shares from the Issuer and process the Common Shares in accordance with the Common Shares Election Notice, (ii) accept bids with respect to, and consummate sales of, such Common Shares, each as the Issuer shall direct in writing in its absolute discretion, (iii) invest the proceeds of such sales in short-term U.S. Government Obligations which mature prior to the applicable Payment Date and use the proceeds received from such U.S. Governmental Obligations, together with any proceeds from the sale of Common Shares not invested as aforesaid, to pay the Redemption Price or the Maturity Amount at Maturity, as the case may be, and
(iv) perform any other action necessarily incidental thereto.

                  (b) The Issuer may make a Common Shares Payment Election by delivering a Common Shares Election Notice to the Trustee no later than the earlier of (i) the date required by applicable law or the rules of any stock exchange on which the Notes are then listed or (ii) 15 days prior to the Payment Date to which the Common Shares Payment Election relates. The Trustee shall, in accordance with the Common Shares Election Notice, deliver Common Shares Bid Requests to investment banks, brokers or dealers specified in writing by the Issuer in the Common Shares Election Notice. The Common Shares Election Notice shall direct the Trustee to solicit and accept only such bids, and the Common Shares Bid Request shall make the acceptance of any bid conditional on the acceptance of such bids, that together shall provide for the delivery and sale of Common Shares against payment of the Common Shares Election Amount (less any amount attributable to any fractional Common Shares) on the Common Shares Delivery Date.

                  The Common Shares Election Notice shall provide for, and all such bids shall be subject to, the right of the Issuer, by delivering written notice to the Trustee at any time


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prior to the consummation of the delivery and sale of the Common Shares on the
Common Shares Delivery Date, to withdraw the Common Shares Payment Election (which shall have the effect of withdrawing the Common Shares Bid Request), whereupon the Issuer shall be obligated to pay in cash the Common Shares Payment Amount on such Payment Date. Any sale of Common Shares pursuant to this Section 6 may be made to one or more Persons whose bids are solicited, but all such sales with respect to a particular Common Shares Payment Election shall take place concurrently on the Common Shares Delivery Date.

                  (c) The Trustee shall inform the Issuer promptly following receipt of any bid or bids for Common Shares. The Trustee shall accept such bid or bids as the Issuer (in its absolute discretion) shall direct in writing, PROVIDED that the aggregate proceeds of all such sales, on the Common Shares Delivery Date, must equal the Common Shares Election Amount (less any amount attributable to any fractional Common Shares). In connection with any bids so accepted, the Issuer, the Trustee and the applicable bidders shall, not later than the Common Shares Delivery Date, enter into a Common Shares Purchase Agreement reasonably satisfactory to the Issuer, the Trustee and the applicable bidders and shall comply with all applicable laws, including the securities laws of the U.S. and Canada, and any other applicable state, provincial or territorial securities laws in the U.S. or Canada, the laws, rules and regulations of any stock exchange on which the Common Shares are then listed and the rules and regulations of any jurisdiction in which the Common Shares may be offered for sale. The Trustee shall not be required to incur any obligation or liability under the Common Shares Purchase Agreement other than those obligations or liabilities that are expressly set forth in this Section 6; in addition, the Trustee shall be provided upon request and may conclusively rely upon an Opinion of Counsel with respect to compliance with applicable laws (including the securities laws of the U.S. and Canada), as more particularly described in the preceding sentence of this Section 6(c). The Issuer shall pay all reasonable fees and expenses incurred by the Trustee in connection with the Common Shares Purchase Agreements.

                  (d) Provided that (i) all conditions specified in each Common Shares Purchase Agreement to the closing of all sales thereunder have been satisfied, other than the delivery of the Common Shares to be sold thereunder against payment of the Common Shares Election Amount, and (ii) the purchasers under the Common Shares Purchase Agreements shall be ready, willing and able to perform thereunder, in each case on the Common Shares Delivery Date, the Issuer shall, on the Common Shares Delivery Date, deliver to the Trustee the Common Shares to be sold on such date, cash in an amount equal to the value of any fractional shares and the accrued and unpaid interest in respect of the Notes; and an Officer's Certificate to the effect that all conditions precedent to such sales, including those set forth in this Indenture and in each Common Shares Purchase Agreement, have been satisfied. Upon such deliveries, the Trustee shall consummate such sales on such Common Shares Delivery Date by the delivery of the Common Shares to such purchasers against payment to the Trustee in immediately available funds of the purchase price therefor in an aggregate amount equal to the Common Shares Election Amount (less any amount attributable to any fractional Common Shares), whereupon the sole right of a Holder to receive the Common Shares Payment Amount will be to receive same from the Trustee out of the proceeds of such sale of Common Shares (plus any amount received by the Trustee from the Issuer attributable to any fractional Common Shares or the accrued and unpaid interest in respect of the Notes) in full satisfaction of the Issuer's obligation to pay the Common Shares Payment Amount and the Holder will have no further recourse to the


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Issuer in respect of such Common Shares Payment Amount, nor in respect of any accrued and unpaid interest.

                  (e)      On the Common Shares Delivery Date, the Trustee shall
(i) use the sale proceeds of the Common Shares (together with any cash received from the Issuer in respect of any fractional Common Shares and any cash received from the Issuer to pay the accrued and unpaid interest in respect of the Notes) to purchase to the extent the Trustee is able to do so short-term U.S. Government Obligations which mature prior to Payment Date, and which the Trustee is required to hold until Maturity (the "COMMON SHARES PROCEEDS INVESTMENT"), and (ii) deposit the balance, if any, of such sale proceeds and cash, if any, received in respect of fractional Common Shares and accrued and unpaid interest in the Property Account. The Trustee shall hold the Common Shares Proceeds Investment and all amounts from time to time deposited in the Property Account under its exclusive control and shall hold the same (other than income earned on any Common Shares Proceeds Investment) in an irrevocable trust for the benefit of the Holders. To the extent that the Trustee shall receive any proceeds of the Common Shares Proceeds Investment earlier than the Business Day immediately preceding the applicable Payment Date, the Trustee shall deposit such proceeds in the Property Account and, no later than one Business Day prior to the applicable Payment Date, the Trustee shall deposit amounts from the proceeds of the Common Shares Proceeds Investment in the Property Account to bring the balance of the Property Account to the Common Shares Election Amount. On such Payment Date, the Trustee shall apply the funds held in the Property Account to payment of the Common Shares Payment Amount, plus accrued and unpaid interest on the Notes, to the Holders as of the applicable Record Date and shall remit to the Issuer, amounts, if any, in respect of income earned on the Common Shares Proceeds Investments or otherwise in excess of the Common Share Election Amount.

                  (f) The Issuer shall indemnify and hold harmless the Trustee, its officers, directors, employees, representatives and agents, and (on an after-tax basis) the Holders and any Person who controls any Holder within the meaning of any applicable securities laws, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any such Person in connection with defending or investigating any such action or claim) caused by or arising in connection with any Common Shares Payment Election or any withdrawal thereof, except in each case for any such losses, claims, damages or liabilities caused by any such Person's gross negligence or willful misconduct. If the indemnification provided for in this paragraph shall be unavailable to an indemnified person or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then the Issuer shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Issuer and such indemnified Person and any other equitable considerations.

                  (g) Notwithstanding the foregoing, the Issuer shall not be permitted to satisfy its obligations to pay the Redemption Price or the Maturity Amount by making a Common Shares Payment Election pursuant to this
Section 6 if, on the Common Shares Delivery Date, the Common Shares are not then listed on a significant stock exchange in Canada or the U.S.


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                  (h)      Neither the Issuer's making of a Common Shares
Payment Election nor the consummation of sales of Common Shares on the Common Shares Delivery Date will (i) result in the Holders not being entitled to receive on the applicable Payment Date cash in an aggregate amount equal to the Redemption Price or Maturity Amount payable plus, in each case, accrued and unpaid interest and other amounts, if any, on the Notes on such Payment Date, as the case may be, or (ii) entitle or oblige such Holders to receive any Common Shares in satisfaction of the Issuer's obligation to pay such Redemption Price or Maturity Amount of the Notes.

                  (i) Pursuant to and in accordance with Section 6.03(g) of the Indenture, the Issuer acknowledges and agrees that the Trustee shall be entitled to perform its duties under this Section 6 either directly or by or through agents, attorneys, custodians or nominees.

         Section 7. Redemption. The Issuer may redeem, in accordance with this Section 7, the Notes at its option, in whole or in part, at any time and from time to time, on or after November 4, 2008 at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date.

         Section 8. Sinking Fund. The Notes are not subject to a sinking fund or other analogous fund requirement.

         Section 9.        Definitions.

                  Section 9.1. The following terms shall have the meanings indicated:

                  "COMMON SHARES" means common shares without nominal or par value in the capital of the Issuer.

                  "COMMON SHARES BID REQUEST" means a request for bids made in accordance with the Common Shares Election Notice and which makes the acceptance of any bid conditional on the acceptance of sufficient bids to allow for the payment of the Common Shares Election Amount on the Common Shares Delivery Date.

                  "COMMON SHARES DELIVERY DATE" means a date, no more than 90 days and no less than one Business Day prior to the Payment Date, upon which Common Shares are delivered by the Issuer for purchase pursuant to a Common Shares Election Notice.

                  "COMMON SHARES ELECTION AMOUNT" means the aggregate amount of the proceeds, based on the bids obtained pursuant to the Common Shares Bid Request, of the sale of Common Shares on a Common Shares Delivery Date equal to and not exceeding the Common Shares Payment Amount.

                  "COMMON SHARES ELECTION NOTICE" means a written notice made by the Issuer to the Trustee specifying:

                           (i) that the election relates to an obligation to pay one of the Redemption Price or the Maturity Amount;


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                           (ii)     the payment to which the election relates
                                    and the Payment Date;

                           (iii) the amount of the payment the Issuer proposes to satisfy by the delivery of Common Shares which amount shall be designated by the Issuer in such notice as the Common Shares Payment Amount;

                           (iv) the Persons from whom the Trustee shall seek bids to purchase the Common Shares and the parameters of such bids, which may include minimum number of Common Shares, minimum price per Common Share, timing for closing for bids and such other matters as the Issuer may specify; and

                           (v) the Trustee shall solicit and accept only those bids which comply with such notice.

                  "COMMON SHARES PAYMENT AMOUNT" means the amount due to Holders on the Payment Date designated by the Issuer as the "Common Shares Payment Amount" in a Common Shares Election Notice.

                  "COMMON SHARES PAYMENT ELECTION" means an election to pay the Redemption Price or Maturity Amount on the Payment Date by the delivery of Common Shares.

                  "COMMON SHARES PURCHASE AGREEMENT" means an agreement in customary form among the Issuer, the Trustee and the Persons making acceptable bids pursuant to a Common Shares Bid Request which complies with all applicable laws, including the Securities Act, the Exchange Act, the applicable securities laws of Canada and any other applicable state, provincial or territorial securities laws in the U.S. or Canada, the rules and regulations of any stock exchange on which the Common Shares are then listed and the laws, rules and regulations of any jurisdiction in which the Common Shares may be offered for sale.

                  "DTC" means The Depository Trust Company, New York, New York, its successors or any other depository appointed in its stead in accordance with
Section 4.2 of this Officer's Certificate.

                  "MATURITY AMOUNT" means the principal of and premium, if any, on the Notes at Maturity.

                  "MOODY'S" means Moody's Investors Service, Inc., or any successor thereto.

                  "PAYMENT DATE" means the date on which a payment of the Redemption Price or Maturity Amount is due.

                  "PREFERRED SECURITIES DUE 2047" means the Issuer's 9.75% Junior Subordinated Debentures due October 30, 2047 issued pursuant to an indenture dated as of October 30, 1998 between the Issuer and IBJ Schroder Bank & Trust Company, as trustee.


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

                  "PREFERRED SECURITIES DUE 2048" means the Issuer's 9.375% Junior Subordinated Debentures due March 31, 2048 issued pursuant to an indenture dated as of February 9, 1999 between the Issuer and IBJ Whitehall Bank & Trust Company, as trustee.

                  "PROPERTY ACCOUNT" means a segregated non-interest bearing trust account, established and maintained by, in the name of and under the exclusive control of the Trustee as custodian for and on behalf of the Holders, which account shall be maintained with the Trustee or a banking institution whose long-term unsecured indebtedness has a rating of at least "A" with Standard & Poor's, or at least "A" with Moody's or an equivalent rating assigned by a "nationally recognized statistical rating organization", as that term is defined for the purposes of Rule 436(g) under the Securities Act. Funds deposited in the Property Account shall be held uninvested until disbursed in accordance with this Indenture.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

                  "STANDARD & POOR'S" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  Section 9.2. The definition of "SENIOR INDEBTEDNESS" is hereby amended to include in the list of exceptions to what constitutes Senior Indebtedness following clause (vi) of the definition: "and (3) the Preferred Securities due 2047 outstanding on the date hereof and the Preferred Securities due 2048 outstanding on the date hereof (it being understood that the Notes rank senior in right of payment to the Preferred Securities due 2047 and the Preferred Securities due 2048)."

         Section 10. The Notes will be represented by one or more global Notes as described under the caption "Description of the Subordinated Notes -- The Depositary, Book-Entry and Settlement" in the Issuer's Prospectus Supplement dated October 28, 2003 with respect to the offering of the Notes. There will be no bearer Notes.

         Section 11. Limitation on Transactions. If there shall have occurred and be continuing any Event of Default, then (a) the Issuer shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Issuer's capital stock (other than (i) as a result of an exchange or conversion of any class or series of the Issuer's capital stock or rights to acquire such capital stock for any other class or series of the Issuer's capital stock or rights to acquire such capital stock, (ii) the purchase of fractional interests in shares of the Issuer's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(iii) dividends paid or distributions made on the Issuer's capital stock or rights to acquire such capital stock with the Issuer's capital stock or rights to acquire such capital stock, (iv) purchases of capital stock in connection with the satisfaction by the Issuer of its obligations under, and in accordance with the terms of, any of its benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any such employee benefit plan, or (v) the repurchase or redemption of rights issued under any shareholder rights plan) and (b) the Issuer shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities or indebtedness for borrowed money (excluding, for the


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

avoidance of doubt, Senior Indebtedness, in respect of which such payments, repayments, repurchases and redemptions may be made at any time and from time to time) issued or incurred by the Issuer that rank PARI PASSU with or junior to the Notes.

         Section 12. Redemption for Changes in Canadian Tax Law. The relevant date for purposes of Section 11.08(l)(a) and (1)(b) of the Indenture shall be the date specified on the reverse of the Note.

         Section 13. Savings Clause. In case of any conflict or inconsistency between (x) the terms of this Officer's Certificate or the form of Note set forth in Exhibit A hereto and (y) the terms of the Indenture, the terms of this Officer's Certificate and the form of Note set forth in Exhibit A hereto shall control and be binding.

         Section 14. This Certificate is delivered pursuant to the provisions of Section 3.03 of the Indenture. The undersigned hereby certifies as follows:

         (a) I have read each of the Sections of the Indenture referred to above, and the definitions of the Indenture relating thereto;

         (b) I have examined the Indenture, the form of Notes set forth in Exhibit A hereto, and such other documents, records and instruments as I have deemed necessary for purposes of giving this Certificate;

         (c) in my opinion, I have made such examination and investigation as is necessary to enable me to express an informed opinion as to whether the conditions precedent to the issuance of the Notes have been complied with; and

         (d) in my opinion, the conditions precedent to the issuance of the Notes have been complied with.


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

         IN WITNESS WHEREOF, I have hereunto signed my name, this 4 day of November, 2004.

                                    By: /s/ Una M. Power
                                        ---------------------------------------
                                        Name:   Una M. Power
                                        Title:  Treasurer

                                                                       EXHIBIT A
                                                                       ---------

                             (FORM OF FACE OF NOTE)

         UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (55 WATER STREET, NEW YORK, NEW YORK) ("DTC") TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. (OR AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF DTC. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

NO. 001                                                        U.S. $460,000,000
                                                              CUSIP: 65334H 50 8

                                   NEXEN INC.

                  7.35% SUBORDINATED NOTES DUE NOVEMBER 1, 2043

         NEXEN INC., a corporation duly organized and subsisting under the laws of Canada (the "Issuer", which term includes any successor corporation under the Indenture dated as of November 4, 2003, between the Issuer and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee") (as supplemented by an Officer's Certificate dated as of November 4, 2003 (the "Officer's Certificate"), executed pursuant to a Board Resolution of the Issuer, the "Indenture")), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or its registered assigns, the principal sum of FOUR HUNDRED SIXTY MILLION DOLLARS (U.S. $460,000,000) on November 1, 2043, and to pay interest on said principal sum from November 4, 2003, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 2004, at the rate of 7.35% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. For the purpose of disclosure under the INTEREST ACT (Canada) only, each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. In the event that any date on which interest is otherwise due on this
Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in the Indenture, will be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest installment, which shall be the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding such Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Record Date and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in U.S. Dollars; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Issuer by mailing a check payable to the Holder at such address as it appears on the Security Register or wire transfer to an account maintained by the payee located in the U.S. Notwithstanding the foregoing, a Holder of U.S.$5.0 million or more in aggregate principal amount of Notes will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

         The Issuer may pay the Redemption Price or the Maturity Amount of the Notes at Maturity by making a Common Shares Payment Election in accordance with
Section 6 of the Officer's Certificate, in which event the Holder of this Note shall be entitled to receive payments in cash equal to such Redemption Price or Maturity Amount from funds resulting from the sale of the requisite number of Common Shares and any U.S. Government Obligations purchased with such funds, as set forth in the Indenture.

         The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to all Senior Indebtedness and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by all the provisions of the Indenture, (b) authorizes and directs the Trustee on his or her or its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) irrevocably appoints the Trustee his or her or its attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her or its acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

         This Note shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose until this Note has been authenticated by the Trustee in accordance with Section 2.02 of the Indenture.

         The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be executed.


Dated as of November 4, 2003.       NEXEN INC.

                                    By: _______________________________________
                                        Name:
                                        Title:


                                    By: _______________________________________
                                        Name:
                                        Title:


         This is one of the Securities referred to in the within-mentioned Indenture.

                                    DEUTSCHE BANK TRUST COMPANY
                                    AMERICAS, as Trustee


                                    By: _______________________________________
                                        Authorized Signatory

                          (FORM OF REVERSE OF SECURITY)

         This Security is one of a duly authorized issue of securities of the Issuer designated as its 7.35% Subordinated Notes due 2043 (hereinafter the "Notes"), limited to the aggregate principal amount of U.S.$460,000,000, which amount includes the exercise of the Over-Allotment Option issued under and pursuant to the Indenture, to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

         The Issuer shall have the right, from time to time, without the consent of the Holders of the Notes, to issue additional Securities under the Indenture.

         The Issuer shall have the right to redeem this Note at its option, in whole or in part, at any time on or after November 4, 2008 at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date.

         If the Notes are only partially redeemed by the Issuer, the Notes will be redeemed PRO RATA or by lot or by any other method utilized by the Trustee; PROVIDED that if, at the time of redemption, the Notes are registered as a Global Note, DTC shall determine the principal amount of such Notes owned by each beneficial owner to be redeemed in accordance with its procedures.

         In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the surrender and cancellation hereof.

         The Issuer shall have the right to redeem, at any time, the Securities of a series, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if (1) the Issuer determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or the Applicable Jurisdiction or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after October 28, 2003, in the case of Additional Amounts or, in the case of Reorganization Additional Amounts, on or after the date on which the Issuer becomes subject to the laws of the Applicable Jurisdiction, the Issuer has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts pursuant to
Section 10.05 of the Indenture or Reorganization Additional Amounts pursuant to
Section 8.03 of the Indenture or there is more than an insubstantial risk that the Issuer could be denied the deduction of interest paid or payable in respect of the Securities in computing the Issuer's income for the purposes of the INCOME TAX ACT (Canada) or a Canadian provincial or territorial income tax statute, or (b) on or after October 28, 2003, in the case of Additional Amounts or, in the case of Reorganization Additional Amounts, on or after the date on which the Issuer becomes subject to the laws of the Applicable Jurisdiction, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or the Applicable Jurisdiction or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Issuer, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the Opinion of Counsel to the Issuer, will result in the Issuer becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts or Reorganization Additional Amounts with respect to any Note of such series or there is more than an insubstantial risk that the Issuer could be denied the deduction of interest paid or payable in respect of the Securities in computing the Issuer's income for the purposes of the INCOME TAX ACT (Canada) or a Canadian provincial or territorial income tax statute, and (2) in any such case, the Issuer in its business judgment determines that any such obligation under paragraph (1) above cannot be avoided by the use of reasonable measures available to the Issuer; PROVIDED, however, that (i) no such notice of redemption may be given earlier than 60 nor later than 30 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts or Reorganization Additional Amounts were a payment in respect of the Securities then due or on which the Issuer would be denied the deduction of interest paid or payable in respect of the Securities, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts or Reorganization Additional Amounts or such denial of the deductibility of interest remains in effect. The Redemption Price is payable in cash or, at the option of the Issuer, by delivery of Common Shares to the Trustee pursuant to
Section 6 of the Officer's Certificate. The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Issuer determines; PROVIDED that the Issuer shall deposit with the Trustee an amount in cash or Common Shares in accordance with Section 6 of the Officer's Certificate sufficient to pay the Redemption Price on the date such Redemption Price is to be paid.

         In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders; PROVIDED, HOWEVER, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note, (i) change the Stated Maturity of the principal of, or premium, other amounts, if any, or any installment of principal of or premium, other amounts, if any, or interest on, any Note, or reduce the principal amount (or accreted value, as the case may be) thereof or the rate of interest thereon or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment thereof, or change the manner in which the amount of any of the foregoing is determined, or reduce the amount of the principal (or accreted value, as the case may be) that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section
5.02 of the Indenture, or change any Place of Payment where, or the Applicable Currency for, or impair the right to receive, payment of the principal of or premium, interest or other amounts, if any, on any Holder's Notes on or after their respective due dates or to institute suit for the enforcement of any such payment; (ii) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or Defaults or Events of Default thereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions of Section 9.02, Section 5.07, Section 5.13 or Section 10.06 of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; PROVIDED, HOWEVER, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in Sections 9.02 and 10.06 of the Indenture, or the deletion of the proviso in
Section 9.02(3), in accordance with the requirements of Sections 6.11(b) and 9.01(8) of the Indenture; (iv) modify any conversion ratio or otherwise impair conversion rights with respect to the Outstanding Notes; (v) modify the redemption provisions applicable to the Outstanding Notes; (vi) directly or indirectly release any of the collateral or security interest in respect of the Outstanding Notes; (vii) modify the subordination provisions applicable to the Notes or the definition of "Senior Indebtedness" in a manner adverse to the Holders of the Notes; or (viii) change any obligations to pay additional amounts provided in the terms of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive any past default described in Section 5.01 of the Indenture, and its consequences, except
(i) a default in respect of the payment of the principal of or premium, other amounts, if any, or interest on the Notes or (ii) a default in respect of a covenant of the Issuer or a provision of the Indenture that under the Indenture may not be modified or amended without the consent of the Holder of each Outstanding Note. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange therefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the time and place and at the rate and in the money herein prescribed.

         The Issuer may pay the Maturity Amount or the Redemption Price at Maturity by making a Common Shares Payment Election and delivering Common Shares to the Trustee for sale, the proceeds of which shall be deposited in the Property Account and/or invested in U.S. Government Obligations for the payment of the Maturity Amount or the Redemption Price at Maturity, all in accordance with Section 6 of the Officer's Certificate. The Trustee shall, from funds received from such U.S. Government Obligations, together with funds in the Property Account, pay the Maturity Amount at Stated Maturity or the Redemption Price at the Redemption Date to the Holders entitled thereto.

         As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Issuer, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the

Borough of Manhattan in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and the Trustee duly executed by the registered Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

         Prior to due presentment for registration of transfer of this Note, the Issuer, the Trustee, any Paying Agent and the Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Issuer nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary.

         No recourse shall be had for the payment of the principal or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Issuer or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

         The Notes are issuable only in registered form without coupons in denominations of U.S.$25 and any integral multiple thereof. This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

         The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

         All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture, unless otherwise defined herein.